Exhibit 99.1

Wyndham Destinations Reports First Quarter 2020 Results;
ABS Transaction Enhances Strong Liquidity Position

ORLANDO, Fla. (May 6, 2020) — Wyndham Destinations, Inc. (NYSE:WYND), the world’s largest vacation ownership and exchange company, today reported first quarter 2020 financial results for the three months ended March 31, 2020. Highlights include:

•	Net VOI sales of $90 million; gross VOI sales of $413 million (1)

•	Diluted loss per share from continuing operations of $1.54 (adjusted diluted loss per share of $0.98)

•	Net loss from continuing operations of $134 million and negative adjusted EBITDA of $44 million

•	In anticipation of increased defaults due to the impact of COVID-19, a $225 million provision charge impacted revenue, resulting in a $170 million negative impact to adjusted EBITDA

•	Completed a $325 million private securitization in April

•	Net cash provided by operating activities from continuing operations of $57 million (negative adjusted free cash flow of $78 million)

•	Expect net cash provided by operating activities from continuing operations and adjusted free cash flow to be positive in the first half of 2020

•	Cash and cash equivalents of $1.0 billion at the end of March

•	The Company's Board of Directors reaffirmed its dividend policy and intends to declare the second quarter cash dividend of $0.50 per share in mid-May

Michael D. Brown, president and CEO of Wyndham Destinations, commented, "Our business performed well in January and February as we were off to a strong start to the year. In March and April our teams met the call to action to confront the health and economic crisis resulting from COVID-19. We quickly responded to guidelines from health officials to protect our owners, members and employees while taking swift measures to address our cost base to preserve cash flow and EBITDA. Our leadership team could not be more proud."

"Our balance sheet is strong, we had $1 billion of cash at the end of the quarter. At the end of April, we further enhanced our liquidity position by completing a $325 million ABS transaction and we project to be adjusted free cash flow positive for the first half of the year. As a result, our Board reaffirmed the dividend policy and intends to declare the second quarter cash dividend of $0.50 per share."

(1) This press release includes adjusted EBITDA, adjusted diluted EPS from continuing operations, adjusted free cash flow from continuing operations, gross VOI sales and adjusted net (loss)/income from continuing operations, which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Business Segment Results

The results of operations during the first quarter of 2020 include impacts related to the COVID-19 global pandemic, which have been significantly negative to the travel industry, the Company, its customers and employees. Refer to Table 8 for a breakout of COVID-19 related impacts.

Vacation Ownership

$ in millions	2020	2019	% change
Revenue	$409	$683	(40)%
Adjusted EBITDA	($73)	$138	(153)%

Vacation Ownership revenue declined 40% to $409 million in the first quarter. Gross vacation ownership interest (VOI) sales decreased 15% to $413 million with tours 16% lower year-over-year and Volume Per Guest (VPG) 12% below the prior year. Revenue was further impacted by a $225 million reduction to VOI sales from a provision charge in anticipation of increased defaults due to the impact of COVID-19. Due to resort closures and the current economic downturn resulting from COVID-19, the Company evaluated the potential impact of the global pandemic on its owners’ ability to repay their contract receivables given the increase in unemployment.

Adjusted EBITDA decreased 153% to negative $73 million. The largest driver of the adjusted EBITDA decrease was the COVID-19 provision charge of $225 million, less anticipated inventory recoveries, which together accounted for $170 million or 123% of the decline in adjusted EBITDA. The remainder of the decline in adjusted EBITDA was driven by the sharp fall in gross VOI sales in March as the Company substantially closed its resorts and sales centers in the second half of the month. While January and February tours increased 9% year-over-year, March tours decreased 52%.

Excluding the charge related to COVID-19, the gross provision for loan loss as a percentage of gross VOI sales showed improvement and would have been the fourth quarter in a row of consecutive year-over-year improvement for that metric.

Vacation Exchange

$ in millions	2020	2019	% change
Revenue	$150	$236	(36)%
Adjusted EBITDA	$42	$80	(48)%

Vacation Exchange revenue decreased 36% to $150 million in the first quarter. Excluding the sale of North American vacation rentals and the acquisition of Alliance Reservations Network (ARN), revenue decreased 26%. The decline was driven primarily by a high level of cancellations and lower bookings in the second half of March due to COVID-19.

Adjusted EBITDA decreased 48% to $42 million. The decline in adjusted EBITDA in the first quarter was driven by lower revenue, as well as fixed costs and higher call volumes following a surge in cancellation activity.

Balance Sheet and Liquidity

Net Debt — As of March 31, 2020, the Company's leverage ratio for covenant purposes was 2.9x. As a precautionary measure, and to ensure adequate liquidity for a sustained period, the Company drew its $1.0 billion Revolving Credit Facility at the end of March to increase its cash position and preserve financial flexibility.

The Company had $4.0 billion of corporate debt outstanding, as of March 31, 2020, which excluded $2.4 billion of non-recourse debt related to its securitized notes receivable. Additionally, the Company had cash and cash equivalents of $1.0 billion. The Company's next long-term debt maturity is the $250 million secured note due March 2021. Refer to Table 9 for definitions of net debt and leverage ratio.

Timeshare Receivables Financing — Subsequent to the end of the first quarter, on April 30, 2020, Wyndham Destinations announced that it closed on a $325 million private securitization with an initial interest rate of 3.84% and an advance rate of 85%.

Cash Flow — For the three months ended March 31, 2020, net cash provided by operating activities from continuing operations was $57 million, compared to $152 million in the prior year period. Negative adjusted free cash flow from continuing operations was $78 million for the three months ended March 31, 2020, compared to positive adjusted free cash flow from continuing operations of $249 million in the same period of 2019.

The Company is pursuing actions to further improve liquidity by reducing annual capital expenditures and inventory spending, which have been reduced by approximately $100 million for 2020. Additionally, the Company is reducing operating expenses, which is expected to result in incremental savings of approximately $205 million annually.

Share Repurchases — During the first quarter of 2020, the Company repurchased 3.1 million shares of common stock for $125 million at a weighted average price of $40.79 per share. The Company has suspended share repurchase activity due to the uncertainty created by the COVID-19 pandemic.

Dividend — The Company paid a cash dividend of $0.50 per share on March 31, 2020 to shareholders of record as of March 16, 2020. The cash dividend represents an 11% increase over dividends paid in the fourth quarter of 2019. For the first quarter of 2020, Wyndham Destinations paid an aggregate $43 million in dividends to shareholders.

Subsequent to the end of the first quarter, the Company's Board of Directors reaffirmed its dividend policy and intends to declare the second quarter cash dividend of $0.50 per share in mid-May. All future declarations of quarterly cash dividends are subject to final approval by the Board of Directors.

Conference Call Information
Wyndham Destinations will hold a conference call with investors to discuss the Company’s results and forward-looking information today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.wyndhamdestinations.com, or by dialing 877-876-9173, passcode WYND, 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for four days beginning at 12:00 p.m. ET today at 800-723-0544.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA, adjusted diluted EPS from continuing operations, adjusted free cash flow from continuing operations, gross VOI sales and adjusted net (loss)/income from continuing operations, which include or exclude certain items. The Company utilizes non-GAAP measures on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 9 for an explanation of our non-GAAP measures.

About Wyndham Destinations
Wyndham Destinations, Inc. (NYSE:WYND) believes in putting the world on vacation. As the world’s largest vacation ownership and exchange company, Wyndham Destinations offers everyday travelers the opportunity to own or exchange their vacation experience while enjoying the quality, flexibility and value that Wyndham delivers. The Company’s global presence in approximately 110 countries means more vacation choices for its more than four million members and owner families, with 230 resorts which offer a contemporary take on the timeshare model - including vacation club brands Club Wyndham®, WorldMark® by Wyndham, and Margaritaville Vacation Club® by Wyndham - and 4,200+ affiliated resorts through RCI, the world’s leader in vacation exchange. Year after year, a worldwide team of nearly 22,000 associates delivers exceptional vacation experiences to families around the globe as they make memories to last a lifetime. At Wyndham Destinations, our world is your destination. Learn more at WyndhamDestinations.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” "intends," "projects" or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Wyndham Destinations, Inc. (“Wyndham Destinations”) to differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Destinations’ current views and expectations with respect to its future performance and operations, and other anticipated future events and expectations that are not historical facts. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that might cause such a difference include, but are not limited to, the potential impact of the COVID-19 pandemic and our related contingency plans and cost and investment reductions on our business, vacation ownership interest (VOI) sales and tour flow and liquidity; general economic conditions, the performance of the financial and credit markets, the competition in and the economic environment for the timeshare industry, the impact of war, terrorist activity, political strife, severe weather events and other natural disasters, pandemics (including the COVID-19 pandemic) or threats of pandemics, operating risks associated with the vacation ownership and vacation exchange businesses, uncertainties related to our ability to realize the anticipated benefits of the spin-off of the hotel business (“spin-off”) Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) or the divestiture of our North American and European vacation rentals businesses, or the acquisition of Alliance Reservations Network (“ARN”), unanticipated developments related to the impact of the spin-off, the divestiture of our North American and European vacation rentals businesses, the acquisition of ARN and related transactions, including any potential impact on our relationships with our customers, suppliers, employees and others with whom we have relationships, and possible disruption to our operations, our ability to execute on our strategy, the timing and amount of future dividends and share repurchases, if any, and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, to be filed with the SEC on or about May 6, 2020. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@wyn.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@wyn.com

Wyndham Destinations
Table of Contents

Table Number

1.	Condensed Consolidated Statements of (Loss)/Income (Unaudited)

2.	Summary Data Sheet

3.	Operating Statistics

4.	Revenue by Reportable Segment

5.	Non-GAAP Measure: Reconciliation of Net (Loss)/Income to Adjusted Net (Loss)/Income from Continuing Operations to Adjusted EBITDA

6.	Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales

7.	Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations

8.	COVID-19 Impacts

9.	Definitions

Table 1

Wyndham Destinations
Condensed Consolidated Statements of (Loss)/Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Net revenues
Service and membership fees	$327	$405
Consumer financing	127	125
Net VOI sales	90	375
Other	14	13
Net revenues	558	918

Expenses
Operating	398	397
Consumer financing interest	25	26
(Recovery)/cost of vacation ownership interests	(31)	30
Marketing	131	147
General and administrative	110	129
COVID-19 related costs	23	—
Asset impairments	10	—
Restructuring	2	3
Separation and related costs	—	15
Depreciation and amortization	31	31
Total expenses	699	778

Operating (loss)/income	(141)	140
Other (income), net	(2)	(11)
Interest expense	41	41
Interest (income)	(2)	(2)
(Loss)/income before income taxes	(178)	112
(Benefit)/provision for income taxes	(44)	31
Net (loss)/income from continuing operations	(134)	81
Loss on disposal of discontinued businesses, net of income taxes	—	(1)
Net (loss)/income attributable to WYND shareholders	$(134)	$80

Basic earnings/(loss) per share
Continuing operations	$(1.54)	$0.86
Discontinued operations	—	(0.01)
	$(1.54)	$0.85

Diluted earnings/(loss) per share
Continuing operations	$(1.54)	$0.85
Discontinued operations	—	—
	$(1.54)	$0.85

Weighted average shares outstanding
Basic	86.9	94.4
Diluted	86.9	94.7

Table 2

Wyndham Destinations
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended March 31,
	2020	2019	Change
Consolidated Results

Net (loss)/income attributable to WYND shareholders	$(134)	$80	(268)%
Diluted (loss)/earnings per share	$(1.54)	$0.85	(281)%
Net (loss)/income from continuing operations	$(134)	$81	(265)%
Diluted (loss)/earnings per share from continuing operations	$(1.54)	$0.85	(281)%

Adjusted (Loss)/Earnings from Continuing Operations
Adjusted EBITDA	$(44)	$205	(121)%
Adjusted net (loss)/income	$(85)	$98	(187)%
Adjusted diluted (loss)/earnings per share	$(0.98)	$1.03	(195)%

Segment Results

Net Revenues
Vacation Ownership	$409	$683	(40)%
Vacation Exchange	150	236	(36)%
Corporate and other	(1)	(1)
Total	$558	$918	(39)%

Adjusted EBITDA
Vacation Ownership	$(73)	$138	(153)%
Vacation Exchange	42	80	(48)%
Segment Adjusted EBITDA	(31)	218
Corporate and other	(13)	(13)
Total Adjusted EBITDA	$(44)	$205	(121)%

Adjusted EBITDA Margin	(7.9)%	22.3%

Key Operating Statistics

Vacation Ownership
Gross VOI sales	$413	$484	(15)%
Tours (in thousands)	162	192	(16)%
VPG (in dollars)	$2,128	$2,405	(12)%
New owner sales mix	32.5%	36.9%

Vacation Exchange
Average number of members (in thousands)	3,864	3,875	—%
Exchange revenue per member (in dollars)	$137.23	$185.40	(26)%

Note: Amounts may not add due to rounding. See Table 9 for definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 5 and Table 6. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Table 3

Wyndham Destinations
Operating Statistics

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership (a)
Gross VOI Sales (in millions) (b)	2020	$413	$—	$—	$—	$—
	2019	$484	$626	$663	$582	$2,355
	2018	$465	$602	$640	$564	$2,271

Tours (in thousands)	2020	162	—	—	—	—
	2019	192	249	269	234	945
	2018	190	241	259	214	904

VPG	2020	$2,128	$—	$—	$—	$—
	2019	$2,405	$2,425	$2,332	$2,373	$2,381
	2018	$2,303	$2,411	$2,350	$2,499	$2,392

Provision for Loan Losses (in millions) (c)	2020	$(315)	$—	$—	$—	$—
	2019	$(109)	$(129)	$(135)	$(106)	$(479)
	2018	$(92)	$(126)	$(132)	$(106)	$(456)

Provision for Loan Loss as a Percentage of Gross VOI Sales, net of Fee-for-Service sales	2020	NM	—%	—%	—%	—%
	2019	22.5%	21.2%	20.3%	18.6%	20.6%
	2018	20.4%	21.4%	20.8%	19.3%	20.5%

Allowance for Loan Losses (in millions)	2020	$930	$—	$—	$—	$—
	2019	$721	$735	$767	$747	$747
	2018	$684	$705	$743	$734	$734

Gross Vacation Ownership Contract Receivables (in millions)	2020	$3,722	$—	$—	$—	$—
	2019	$3,741	$3,783	$3,885	$3,867	$3,867
	2018	$3,560	$3,609	$3,732	$3,771	$3,771

Allowance for Loan Loss as a Percentage of Gross Vacation Ownership Contract Receivables	2020	25.0%	—%	—%	—%	—%
	2019	19.3%	19.4%	19.7%	19.3%	19.3%
	2018	19.2%	19.5%	19.9%	19.5%	19.5%

Vacation Exchange (a)
Average Number of Members (in thousands)	2020	3,864	—	—	—	—
	2019	3,875	3,893	3,895	3,884	3,887
	2018	3,852	3,844	3,857	3,833	3,847

Exchange Revenue Per Member	2020	$137.23	$—	$—	$—	$—
	2019	$185.40	$165.00	$162.47	$153.36	$166.54
	2018	$194.70	$173.05	$163.84	$152.51	$171.04

Note:    Full year amounts and percentages may not compute due to rounding.
NM     Not Meaningful.
(a)     Includes the impact of acquisitions from the acquisition dates forward.

(b)	Includes Gross VOI sales under the Company's fee-for-service sales. (See Table 6 for a reconciliation of Net VOI sales to Gross VOI sales).

(c)
Represents provision for estimated losses on vacation ownership contract receivables, which is recorded as contra revenue to vacation ownership interest sales on the Condensed Consolidated Statements of Income.

Table 4

Wyndham Destinations
Revenue by Reportable Segment
(in millions)

	2020
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$90	$—	$—	$—	$—
Property Management Fees and Reimbursable Revenues	176	—	—	—	—
Consumer Financing	127	—	—	—	—
Other Revenues	16	—	—	—	—
Total Vacation Ownership	409	—	—	—	—

Vacation Exchange
Exchange Revenues	133	—	—	—	—
Other Revenues	17	—	—	—	—
Total Vacation Exchange	150	—	—	—	—
Total Reportable Segments	$559	$—	$—	$—	$—

	2019
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$375	$481	$528	$464	$1,848
Property Management Fees and Reimbursable Revenues	170	170	178	183	702
Consumer Financing	125	128	132	130	515
Other Revenues	13	31	20	24	86
Total Vacation Ownership	683	810	858	801	3,151

Vacation Exchange
Exchange Revenues	180	161	158	149	647
Rental & Other Revenues	56	69	92	32	251
Total Vacation Exchange	236	230	250	181	898
Total Reportable Segments	$919	$1,040	$1,108	$982	$4,049

	2018
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$358	$462	$503	$446	$1,769
Property Management Fees and Reimbursable Revenues	164	162	172	168	665
Consumer Financing	118	120	126	128	491
Other Revenues	21	26	19	23	91
Total Vacation Ownership	661	770	820	765	3,016

Vacation Exchange
Exchange Revenues	188	166	158	146	658
Rental & Other Revenues	58	72	85	45	260
Total Vacation Exchange	246	238	243	191	918
Total Reportable Segments	$907	$1,008	$1,063	$956	$3,934

Note:     Full year amounts may not add across due to rounding.

Table 5

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net (Loss)/Income to
Adjusted Net (Loss)/Income from Continuing Operations to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended March 31,
	2020	EPS	2019	EPS
Net (loss)/income attributable to WYND shareholders	$(134)	$(1.54)	$80	$0.85
Loss on disposal of discontinued operations, net of income taxes	—		(1)
Net (loss)/income from continuing operations	$(134)	$(1.54)	$81	$0.85
Restructuring costs	2		3
Separation and related costs	—		15
Legacy items	1		2
Amortization of acquired intangibles (a)	2		3
Impairments	10		—
COVID-19 related costs	12		—
Exchange inventory write-off	38		—
Taxes (b)	(16)		(6)
Adjusted net (loss)/income from continuing operations	$(85)	$(0.98)	$98	$1.03
Income taxes/(benefit) on adjusted net (loss)/income	(28)		37
Stock-based compensation expense (c)	1		3
Depreciation	29		28
Interest expense	41		41
Interest income	(2)		(2)
Adjusted EBITDA	$(44)		$205

Diluted Shares Outstanding	86.9		94.7

Amounts may not add due to rounding. The table above reconciles certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net (loss)/income from continuing operations, adjusted EBITDA and adjusted diluted EPS from continuing operations to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures.

(a)	Amortization of acquisition-related assets is excluded from adjusted net (loss)/income from continuing operations and adjusted EBITDA.

(b)	Amounts represent the tax effect of the adjustments.

(c)	All stock-based compensation is excluded from adjusted EBITDA.

Table 6

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales
(in millions)

The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Net VOI sales (see Table 4) to Gross VOI sales (see Table 3):

Year
2020	Q1	Q2	Q3	Q4	Full Year

Net VOI sales	$90	$—	$—	$—	$—
Loan loss provision	315	—	—	—	—
Gross VOI sales, net of Fee-for-Service sales	405	—	—	—	—
Fee-for-Service sales	8	—	—	—	—
Gross VOI sales	$413	$—	$—	$—	$—

2019

Net VOI sales	$375	$481	$528	$464	$1,848
Loan loss provision	109	129	135	106	479
Gross VOI sales, net of Fee-for-Service sales	484	610	663	570	2,327
Fee-for-Service sales	—	16	—	12	28
Gross VOI sales	$484	$626	$663	$582	$2,355

2018

Net VOI sales	$358	$462	$503	$446	$1,769
Loan loss provision	92	126	132	106	456
Gross VOI sales, net of Fee-for-Service sales	450	588	635	552	2,225
Fee-for-Service sales	15	14	5	12	46
Gross VOI sales	$465	$602	$640	$564	$2,271

The following includes primarily tele-sales upgrades and other non-tour revenue, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

Non-tour revenue	Q1	Q2	Q3	Q4	Full Year

2020	$69	$—	$—	$—	$—
2019	$21	$23	$35	$26	$105
2018	$28	$21	$31	$29	$108

Note: Amounts may not add due to rounding.

Table 7

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations
(in millions)

	Three Months Ended March 31,
	2020	2019

Net cash provided by operating activities from continuing operations	$57	$152
Property and equipment additions	(21)	(20)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(122)	100
Free cash flow from continuing operations	$(86)	$232
Separation and other adjustments (a)	8	17
Adjusted free cash flow from continuing operations	$(78)	$249

(a)	Includes cash paid for separation-related activities and transaction costs for acquisitions and divestitures.

Table 8

Wyndham Destinations
COVID-19 Impacts
(in millions)

The table below presents the COVID-19 related impacts to our results of operations for the three months ended March 31, 2020, and the related classification on the Condensed Consolidated Statements of Income

	Vacation Ownership	Vacation Exchange	Corporate	Consolidated	Non-GAAP Adjustments	Income Statement Classification
Allowance for loan losses
Provision	$225	$—	$—	$225	$—	Vacation ownership interest sales
Recoveries	(55)	—	—	(55)	—	(Recovery)/cost of vacation ownership interests

Exchange inventory write-off	$—	$38	$—	$38	$38	Operating expenses
Employee compensation related and other	19	1	3	23	12	COVID-19 related costs
Asset impairment	6	4	—	10	10	Asset impairments
Total COVID-19	$195	$43	$3	$241	$60

Table 9

Definitions
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net (loss)/income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, transaction costs and impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net (loss)/income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted net (loss)/income from continuing operations: A non-GAAP measure, defined by the Company as net (loss)/income from continuing operations adjusted to exclude separation and restructuring costs, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments.
Adjusted diluted (loss)/earnings per share: A non-GAAP measure, defined by the Company as Adjusted net (loss)/income from continuing operations divided by the diluted weighted average number of common shares.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.
Average Number of Members: Represents paid members in our vacation exchange programs who are current on their annual membership dues or within the allowed grace period.
Exchange Revenue Per Member: Represents total revenues generated from fees associated with memberships, exchange transactions, and other servicing for the period divided by the average number of vacation exchange members during the period.
Free Cash Flow from Continuing Operations (FCF): A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow from Continuing Operations: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back transaction costs for acquisitions and divestitures, and separation adjustments associated with the spin-off of Wyndham Hotels & Resorts.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by adjusted EBITDA, as defined in the credit agreement.